Exhibit 21.1
Subsidiaries of the Registrant

NAME OF ENTITY	JURISDICTION OF ORGANIZATION
Guangzhou Kalex Laminate Company Limited	China
Guangzhou Termbray Circuit Board Co. Limited	China
Guangzhou Termbray Electronics Technology Co. Limited	China
Guangzhou Viasystems Commercial Technology Co. Limited	China
Kalex Circuit Board (China) Limited	Hong Kong
Kalex Circuit Board (Guangzhou) Limited	Hong Kong
Kalex Multi-Layer Circuit Board (Zhong Shan) Limited	China
Kalex Printed Circuit Board Limited	Hong Kong
Print Service Holding NV	Netherlands
Qingdao Viasystems Telecommunications Technologies Co. Limited	China
Shanghai Reltec Communications Technology Co. Limited	China
Shanghai Viasystems Electronics Systems Company Limited	China
Shanghai Viasystems EMS Co. Limited	China
Termbray Circuit Board Company Limited	Hong Kong
Termbray Laminate Company Limited	Hong Kong
Viasupply Company Limited	Hong Kong
Viasystems (Nantong) Electronic Technologies Co., Limited	China
Viasystems (Singapore) Pte Limited	Singapore
Viasystems (South China) Company Limited	Hong Kong
Viasystems Asia Pacific Company Limited	Hong Kong
Viasystems Asia Pacific Property B.V.I. Limited	Hong Kong
Viasystems BV	Netherlands
Viasystems BVI Limited	British Virgin Islands
Viasystems Canada Holdings, Inc.	Canada
Viasystems Electronics (Guangzhou) Company Limited	China
Viasystems EMS (Hong Kong) Company Limited	Hong Kong
Viasystems EMS (Shenzhen) Company Limited	China
Viasystems Group Limited	England/Wales
Viasystems, Inc.	Delaware
Viasystems International, Inc.	Delaware
Viasystems Kalex Printed Circuit Board Limited	Hong Kong
Viasystems Luxembourg S.a.r.l.	Luxembourg
Viasystems Milwaukee, Inc.	Wisconsin
Viasystems Mommers BV	Netherlands
Viasystems Research & Development Center (Guangzhou) Co. Limited	China
Viasystems Services BV	Netherlands
Viasystems Technologies Corp. LLC	Delaware
Viasystems Technology International Trading (Shanghai) Co. Limited	China
Viasystems ULC	Nova Scotia
Wirekraft Industries, LLC	Delaware